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                                                                    EXHIBIT 10.2


                                                                  D. Bradly Olah


                          ACTIVE IQ TECHNOLOGIES, INC.

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made effective the 1st day of May 2001 by and between D. Bradly Olah, a Minnesota resident ("Employee") and ACTIVE IQ TECHNOLOGIES, INC., a Minnesota corporation (the "Company").

         WHEREAS, Employee desires to provide his services to the Company upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Company desires to employ Employee upon the terms and conditions hereinafter set forth; and

         NOW, THEREFORE, in consideration of these premises and the mutual promises made herein and the mutual benefits to be derived here from, Employee and the Company, intending to be legally bound, hereby agree as follows:

         1. Employment. The Company hereby employs Employee as President and COO, and Employee hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

         2. Term. Employment shall be for an initial term of three (3) years commencing on May 1, 2001 and continuing until the earlier of (i) April 30, 2004; or (ii) the date Employee's employment terminates pursuant to Section 10 hereof. Unless Executive's employment has been terminated pursuant to Section 10, the term of this Agreement shall be automatically renewed and extended for an additional one year period (in addition to any remaining term) on each anniversary date hereof unless, at least sixty (60) days prior to such extension date, the Company provides written notice of its decision to not extend. Thus, absent notice by the Company, on May 1, 2002, an additional one (1) year shall be added to the remaining term, thereby extending this Agreement to April 30, 2005. It shall be similarly extended automatically annually absent notice.

         3. Duties. Employee shall report to and take direction from the Board of Directors. Employee shall perform those duties that are usual and customary for a President and COO of a software sales, service and development enterprise. He shall perform his duties in a manner reasonably expected of a President and COO of such a company.

         4. Compensation. During the term of his employment, Employee shall receive the following (collectively, the "Compensation"):



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         (a) An initial annual base salary of $150,000, commencing upon the execution of this agreement and subject to increase by the Board of Directors of the Company. Payments will be made in equal installments in accordance with the Company's payment policy (subject to standard withholding amounts for local, state and federal taxes); and

         (b) An annual bonus of up to one hundred percent (100%) of the Employee's base salary, dependent upon the achievement of corporate objectives established by the Company's Board of Directors;

         (c) The Company also agrees to grant Employee, immediately following execution of this Agreement, an additional stock option for 300,000 shares of Company Common Stock (as attached in a separate agreement) with an exercise price of $5.00 with 20% vesting immediately and the balance vesting equally over a four-year period on each successive May 1, 2002, 2003, 2004 and 2005. This option grant is conditioned upon shareholder approval of an amendment to the Company's 1999 Stock Option Plan (the "Plan") increasing the number of shares reserved and available under the Plan; provided, however, that in the event such shareholder approval is not obtained, then this option will nonetheless be valid with respect to that number of shares available under the Plan without such amendment.

         5. Expenses. Employee shall be reimbursed for travel and other out-of-pocket business expenses, provided they have been reasonably incurred in the performance of Employee's duties for the Company. Employee shall submit to the Company an itemized account detailing the expenses on a form provided to Employee by the Company, accompanied by receipts. The Company reserves the right to reject reimbursement of expense submissions not in compliance with the terms set forth in this Section or which are not in compliance with Internal Revenue Service statutes, rules, regulations or other controlling or interpretive authority.

         6. Benefits. The Company shall provide Employee with full participation in the Company's employee benefit plans under the same terms as provided to other similarly positioned employees of the Company from time to time. Such benefits are subject to change at any time without notice. Employee is entitled to four (4) weeks of vacation per year upon the same terms and conditions as provided to the other employees of the Company. Vacation time will be scheduled taking into account the Employee's duties and obligations at the Company. Sick leave, holiday pay and all other leaves of absence also will be in accordance with the Company's stated personnel policies.

         7. Confidential Information. Employee acknowledges and agrees that in the course of, or incident to, his employment as an employee hereunder, the Company may provide to Employee, or Employee may otherwise be exposed to or obtain, confidential information. Without the prior written consent of the Board of Directors of the Company, except as shall be necessary in the performance of Employee's assigned duties, Employee shall not disclose or use for Employee's direct or indirect benefit or the direct or indirect benefit of any third party, and Employee shall maintain, both during and after Employee's employment by the Company, the confidentiality of any Confidential Information (as hereinafter defined) of the Company. In general, "Confidential Information" means any and all information of the Company, including,



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but not limited to, any information relating to: research; processes;
inventions; products; methods; computer codes or instructions and related documentation; and materials prepared by Employee in the course of, relating to or arising out of his employment by the Company, or prepared by any other employee or contractor for the Company or the Company's customers or clients; cost data; business and financial studies; business procedures; financial information; financial forecasts and projections; marketing and business development data, methods, plans and efforts; the identities of customers or clients, contractors and suppliers and prospective customers or clients, contractors and suppliers; the terms of contracts and agreements with customers or clients, contractors and suppliers; the Company's relationship with actual and prospective customers or clients, contractors and suppliers and the needs and requirements of, and the Company's course of dealing with, any such actual or prospective customers or clients, contractors and suppliers; personnel information; customer and vendor credit information; and any other materials that have not been made available to the general public. Failure to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information under the terms of this Agreement. The obligations of this Section shall survive the termination of this Agreement.

         8. Inventions or Discoveries. Employee acknowledges that inventions, other discoveries, innovations, designs, improvements and software (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) related to the Company or its products may be developed, conceived or otherwise made by Employee during the term of this Agreement (collectively,"Inventions"). Employee agrees that all Inventions shall be the exclusive property of Company. With respect to all Inventions, Employee agrees to:

         (a) Keep accurate, complete and timely records, which shall be Company's property and shall be retained on Company's premises; and

         (b) Promptly and fully disclose and describe all Inventions to Company; and

         (c) Assign (and Employee does hereby assign) to Company all of Employee's rights to the Inventions, and to application for letters patent or copyrights in all countries and to letters patent or copyrights granted upon these Inventions in all countries; and

         (d) To do such other acts as may be necessary or helpful in the opinion of Company to preserve property rights to these Inventions against forfeiture, abandonment or loss and to obtain and maintain letters patent or copyrights and to vest the entire right and title thereto exclusively in Company.

         The obligations of this Section shall continue beyond the termination of this Agreement with respect to Inventions conceived or otherwise developed during the term of this Agreement and for the one-year period following the termination of this Agreement and shall be binding upon assigns, executors, administrators and other legal representatives. Notwithstanding anything to the contrary contained herein, the foregoing Section 8 shall not



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apply to Employee's rights in any invention that the Employee developed entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrable anticipated research or development of the Company; or (2) result from any work performed by Employee for the Company.

         9. Property. During the term of this Agreement and thereafter, Employee shall not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda, computer tapes, computer disks or similar materials of or containing confidential information of the type identified in Section 7 hereof, or other materials or property of any kind, unless necessary in accordance with Employee's duties and responsibilities of employment, and in the event that any of such material or property is removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall have served its specific purpose; nor shall Employee make, retain, remove or distribute any copies of any of the foregoing for any reason whatsoever, except as may be necessary in the discharge of Employee's assigned duties; and upon the termination of Employee's employment by the Company, Employee shall leave with or return to the Company all originals and copies of the foregoing, then in Employee's possession, whether prepared by Employee or by others.

         10. Termination of Employment.

         (a) Termination for Cause. The Company may terminate employment under this Agreement only for Cause. For the purposes of this Agreement, "Cause" shall mean (i) willful misconduct that is injurious to the Company monetarily or otherwise, including, but not limited to, misappropriation of funds; (ii) conviction of a crime punishable by imprisonment for a term in excess of one (1) year or involving moral turpitude; or (iii) failure of Employee to perform the duties assigned to Employee by the Board of Directors or their assignee, provided, however, that the Company shall have detailed in writing the specific duties the Employee has failed to perform and shall have provided Employee with a ninety (90) day period to cure such failure. Notwithstanding the foregoing, this Agreement shall terminate in its entirety immediately upon the death of Employee.

         (b) Disability. If Employee has become disabled such that he cannot perform the essential functions of his job with or without reasonable accommodation, and the disability continues for a period of more than ninety
(90) days, the Board may, in its discretion, terminate his employment under this Agreement.

         11. Effect of Termination of Employment. Except as expressly set forth herein, upon the termination of Employee's employment hereunder in accordance with Section 10, neither the Employee nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement or otherwise.




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         12. Covenant Not to Compete.

         (a) Prohibition on Direct Competition. Regardless of whether or not this Agreement or the Employee's employment is terminated, for the duration of Employee's employment and for the twelve (12) month period following the termination of Employee's employment (hereinafter, the "Restricted Period"), Employee shall not compete, directly or indirectly, in any geographic area in which the Company conducted business or in such area in which the Company conducts business within the six (6) month period following the termination of this Agreement, with the day-to-day business activities of the Company, which shall include, but shall not be limited to, the offering of services and/or products and/or other deliverables similar to products or services or other deliverables sold, offered, or proposed to be sold in the twelve (12) month period prior to the Restricted Period. For purposes of this Section 12, the term "Company" shall include all subsidiaries of the Company.

         (b) Prohibition on Indirect Competition. Employee shall be deemed to be competing (for the purposes of this Section 12), if Employee shall engage, directly or indirectly, in any business offering products or services similar to those offered or proposed to be offered by the Company in its day-to-day business, whether for his own account or that of any other person, firm, corporation, partnership or other business entity, and whether his participation shall be as a stockholder, general or limited partner, or investor possessing an ownership interest exceeding one percent (10%) in any such entity, or as a principal agent, proprietor, officer, director, employee, sales representative, consultant, lender or in any other capacity.

         (c) Non-Solicitation of Customers. Regardless of whether or not this Agreement or the Employee's employment is terminated, during the Restricted Period, neither Employee or his Affiliate shall directly or indirectly, solicit, divert, take away or induce customers or clients (wherever located) of the Company to avail themselves of the services or products of others that are competitive with any of the Company's services or products, it being agreed that such actions would require Employee to violate the Company's right to its secret or proprietary information. For purposes of this Agreement, "Affiliate" shall mean any person or entity controlled by Employee.

         (d) Non-Solicitation of Employees and Consultants. Regardless of whether or not this Agreement or the Employee's employment is terminated, during the Restricted Period, neither Employee or his Affiliate shall: (i) solicit, divert, take away or induce any employee or consultant of the Company to leave the employ of or sever the relationship with the Company; or (ii) employ or hire any person who was an employee or consultant of the Company at any time during the past twelve (12) rolling months.

         (e) Consideration. Employee agrees that the restrictions set forth in this Section 12 are given in consideration for Company's selection of Employee as President and COO, Employee's continued employment and his being granted access to Confidential Information. Employee agrees that these restrictions are reasonable under the circumstances, and Employee understands that the Company would not agree to employment without Employee's agreement to the restrictions set forth in this Section 12. Furthermore, in connection with



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Employees' employment with the Company, the restrictions set forth in this
Section 12 are designed to protect the Company's proprietary rights and property rights including, but not limited to, customer lists and trade secrets.

         (f) Enforcement Generally. If the scope of the restrictions in this
Section 12 is determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten so as to be enforceable to the maximum extent permitted by law, and Employee hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.

         (g) Enforcement After Termination of Employment. The restrictions of this Section 12 shall be enforceable provided this Agreement terminates through expiration or if the Company terminates Employee for Cause pursuant to Section 10 hereof. In the event that Employee's employment is terminated at any time prior to the expiration of the term of this Agreement without Cause, however, then the restrictions of this Section 12 shall be unenforceable.

         13. Severance and Change in Control.

         (a) Termination for Cause. In the event that Employee is terminated for Cause pursuant to Section 10 hereof, Employee shall not be entitled to severance.

         (b) Termination Without Cause. In the event that Employee is terminated without Cause at any time (other than expiration of this Agreement by its own terms), then Employee shall be entitled to a lump sum payment equal to his most recent base salary.

         (c) Change in Control. In the event of any termination of the Employee's employment by the Company in connection with or within one year after a Change in Control or in the event of a resignation by Employee following a Change in Control under Section 13(c)(v) below, Employee shall receive his then-current base salary for a Twenty-four month period. If the Employee is still employed by the Company on the first anniversary of a Change in Control, then the Employee shall be entitled to a bonus equal to the Employee's then-current base salary in addition to any other bonuses that the Employee may have earned. This Section 13(c) does not apply to Company's proposed merger with Meteor Industries, Inc. or any subsidiary thereof.

         As used in this Agreement, "Change in Control" shall mean a change in control which would be required to be reported in response to item 6(e,) on
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement, including, without limitation, if:

                  (i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any affiliate or associate as defined in Rule 12(b)-2 under



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         the Exchange Act of such person, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

                  (ii) less than a majority of the Board of Directors is comprised of the individuals described below; or

                  (iii) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or other enterprise in which the holders of outstanding stock of the Company entitled to vote in elections of directors immediately before such merger or consolidation hold less than 50% of the voting power of the survivor of such merger or consolidation or its parent, or approve a plan of liquidation; or

                  (iv) at least 80% of the Company's assets are sold and transferred to another corporation or other enterprise that is not a subsidiary, direct or indirect, or other affiliate of the Company.

                  (v) the assignment to Employee of any duties inconsistent in any respect with the President and COO positions (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities or any other action of the Company which results in a diminishment of Employee's position, authority, compensation, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Employee.

         "Board of Directors", for purposes of this Section 13, shall mean individuals who on the date hereof constituted the Board of the Company, and any new director who subsequently was elected or nominated for election by a majority of the individuals who on the date hereof constituted the Board of Directors and those individuals, if any, who were previously elected or nominated as provided for in this Section.

         14. Intellectual Property.

         (a) Employee acknowledges that any and all writings, documents, inventions, discoveries, computer programs or instructions (whether in source code, object code, or any other form), algorithms, plans, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, and/or techniques (whether reduced to written form or otherwise) that Employee makes, conceives, discovers or develops, either solely or jointly with any other person, at any time during the term of Employee's employment, whether during working hours or at the Company's facility or at any other time or location, and whether upon the request or suggestion of the Company or otherwise, that relate to any business now or hereafter carried on by the Company (collectively, "Intellectual Work Product") shall be the sole and



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exclusive property of the Company. Employee shall promptly disclose to the
Company all Intellectual Work Product, and Employee shall have no claim for additional compensation for the Intellectual Work Product.

         (b) Employee acknowledges that all the Intellectual Work Product that is copyrightable shall be considered a work made for hire under United States copyright law. To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of copyright law, or to the extent that, notwithstanding the foregoing provisions, Employee may retain an interest in any Intellectual Work Product that is not copyrightable, Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee may have in the Intellectual Work Product under copyright, patent, trade secret and trademark law in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

         (c) At the request and sole expense of the Company, either before or after the termination of Employee's employment, Employee shall assist the Company in acquiring and maintaining copyright, patent, trade secret, and trademark protection upon, and confirming the Company's title to, any Intellectual Work Product. Employee's assistance will include signing all applications for copyrights and patents and other papers, cooperating in legal proceedings, and taking any other steps considered desirable by the Company, provided however that the Employee shall be entitled to reasonable reimbursement for his time, efforts and expenses following the termination of his employment.

         15. Indemnification. During the term of this Agreement, the Company shall indemnify the Employee against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys' fees) relating to his employment by the Company to the fullest extent permissible by law.

         16. Disclosure. Employee hereby represents that Employee is not subject to any other agreement that Employee will violate by signing this Agreement. Employee shall disclose the existence and terms of this Agreement to any employer that Employee may work for during the Restricted Period after the termination of Employee's employment at the Company.

         17. Conflicting Business. Employee agrees that he will not transact business with the Company personally, or as agent, owner, partner, or shareholder of any other entity. Employee further agrees that he will not engage in any business activity or outside employment that may be in conflict with the Company's proprietary or business interests.

         18. Successors and Assigns. The Company may assign this Agreement to, and this Agreement shall bind and inure to the benefit of, any parent, subsidiary, affiliate or successor of the Company. This Agreement shall not be assignable by Employee.




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         19. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every nature between them other than the Merger Agreement. This Agreement may not be changed or modified, except by an agreement in writing signed by both of the parties hereto.

         20. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement. Failure of a party to enforce any provision hereof shall not be deemed a waiver of such party's right to enforce such provision in the future.

         21. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, without regard to conflicts of law principles of Minnesota or any other jurisdiction.

         22. Invalidity. In case any one or more of the provisions or portions of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision or portion of any provision of this Agreement, and any such provision or any such portion of any provision shall be deemed modified to the extent necessary to make it enforceable. In the event that a court of competent jurisdiction determines that one or more of the provisions or portions of the provisions contained in this Agreement is over broad or over reaching, such provision or portion thereof shall be deemed modified to the extent necessary to make it enforceable to the maximum extent allowed by law. If any provision herein is not enforceable as written, the parties hereto agree that such court shall reform the provision to provide the maximum restriction enforceable against Employee and that the provision, as reformed, shall be enforceable.

         23. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         24. Gender; Number. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

         25. Enforcement. Employee acknowledges that it is impossible to measure fully, in money, the injury that will be caused to the Company in the event of a breach or threatened breach of this Agreement, and Employee waives the claim or defense that the Company has an adequate remedy at law. Employee shall not, in any action or proceeding to enforce the provisions of this Agreement, assert the claim or defense that such a remedy at law exists. The Company shall be entitled to injunctive relief to enforce the provisions of this Agreement, without prejudice to any other remedy the Company may have at law or in equity.

         26. Consent to Suit. Except as otherwise provided by the last sentence of this Section 26, each of the Company and Employee irrevocably and unconditionally (a) agrees that



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any suit, action or other legal proceeding arising out of or relating to this
Agreement brought by either of them or any of their affiliates or any combination thereof, shall only be instituted in Minneapolis, Minnesota; (b) consents and submits to the jurisdiction of such courts in any suit, action or other legal proceeding arising out of or related to this Agreement; (c) consents to personal jurisdiction in such court and further agrees that service of process upon Employee may be effected by certified mail or by any other means permitted by law; (d) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court; and (e) waives any claim or defense of inconvenient forum. This Section 26 shall not prevent the Company from seeking to enforce this Agreement in any other court of competent jurisdiction.

         27. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given (i) on the same day if given in person; (ii) the next business day if sent by overnight courier service to the parties at the addresses set forth below or to such other addresses as shall be specified by notice to the other parties hereunder or (iii) the next business day if sent by telefax, electronic confirmation requested:

         If to the Company:                   with a copy to:

         Active IQ Technologies, Inc.         William M. Mower
         601 Carlson Parkway, Suite 1500      Maslon Edelman Borman & Brand, LLP
         Minnetonka, MN 55305                 3300 Wells Fargo Center
         Attention: CEO                       90 South 7th Street
         Telefax No: 952 449 5001             Minneapolis, MN 55402
                                              Telephone No.: (612) 672-8358
                                              Telefax No.: (612) 672-8397

         To Employee:

         D. Bradly Olah
         5950 County Rd. 101
         Plymouth, MN 55446
         Telephone No.: 763 478 9246
         Telefax No.: 612 281 5000
         Social Security #: _________________

         28. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.




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         29. Survival of Provisions. Sections 7 through 29 shall survive the termination of this Agreement.


                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.


                                       ACTIVE IQ TECHNOLOGIES, INC.


                                       By: /s/ Kenneth W. Brimmer
                                          --------------------------------------
                                           Title: Chief Executive Officer


/s/ D. Bradly Olah
--------------------------------------
D. Bradly Olah




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